News Release	JBT Corporation
70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1-312-861-6933
Media:	Ken Jones	+1-312-861-6791

JBT Corporation Reports First Quarter 2012 Results

Highlights (Continuing Operations):
o	Inbound orders of $238 million up 12 percent year-over-year
o	Revenue of $205 million and operating income of $8 million
o	Diluted earnings per share from continuing operations of $0.14
o	Debt, net of cash, of $124 million down $7 million from 2011 year-end
o	Full-year diluted earnings per share estimated to be in the range of $1.35 - $1.45

CHICAGO, May 2, 2012—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported first quarter 2012 results.

Revenue for the first quarter was $204.7 million, up 2 percent compared to the same period last year.    First quarter diluted earnings per share from continuing operations was $0.14 compared to $0.17 in the prior-year period.  Inbound orders of $238.1 million increased 12 percent year-over-year.  First quarter backlog of $279.4 million was down 6 percent compared to the same period last year, but increased 14 percent sequentially.  Cash generated from operating activities totaled $16.1 million for the quarter.  Debt, net of cash, was $123.8 million at quarter end, a decline of $7.3 million from $131.1 million at December 31, 2011.

“Our first quarter performance was in line with our expectations.  New equipment and aftermarket volumes were up year-over-year in FoodTech.  Aftermarket revenue was also up in AeroTech, but was offset by lower new equipment revenue,” said Charlie Cannon, Chairman and Chief Executive Officer.  “Strong order activity in both segments, coupled with expected benefits from our recently implemented strategic actions, supports our projection for significant margin expansion and earnings growth in the second half of 2012,” concluded Cannon.

JBT FoodTech

JBT FoodTech’s first quarter revenue of $116.3 million increased 9 percent from the same period in 2011.  This increase was across most product lines, partially offset by lower freezing and chilling equipment sales in Europe.  In addition, strong aftermarket volume contributed to the segment revenue increase.  Segment operating profit of $6.7 million increased 18 percent from the prior-year quarter, largely driven by the higher aftermarket volume.  The increase was partially offset by costs incurred in North America related to the learning curve for production of high capacity freezers and consulting costs for an operational efficiency project conducted in the quarter.  First quarter inbound orders of $146.9 million increased 10 percent compared to the prior year and 20 percent sequentially as a result of strong order activity for freezing and chilling and in-container processing equipment.  Backlog of $129.1 million was essentially in line relative to the first quarter of 2011, but increased 31 percent sequentially.

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JBT AeroTech

JBT AeroTech’s first quarter revenue of $85.8 million declined 7 percent from the same period in 2011.  An increase in overall aftermarket volume was more than offset by lower gate equipment sales as a result of a production gap in the passenger boarding bridge product line, as anticipated.  Operating profit margin of 6 percent decreased 210 basis points due to lower passenger boarding bridge production volume, and higher costs in ground support equipment.  First quarter inbound orders totaled $88.6 million, up 15 percent from the prior year primarily due to order activity in the passenger boarding bridge product line.  Backlog was $150.3 million, a decline of 11 percent year-over-year, but up 2 percent sequentially.

Corporate Items

Corporate items in the first quarter excluding net interest expense were $4.2 million, essentially in line with the prior-year period.

Cash generated by operating activities was $16.1 million.  The Company ended the quarter with debt, net of cash, of $123.8 million, a decline of $7.3 million from $131.1 million at December 31, 2011.  Net interest expense for the quarter was $1.6 million, essentially flat relative to the first quarter of 2011.

Income tax expense in the first quarter of 2012 reflected an effective income tax rate for the full year of 35 percent.

Capital expenditures for the quarter totaled $5.2 million, and depreciation and amortization totaled $5.9 million.

2012 Outlook

The Company expects modest top-line growth in 2012 driven primarily by continued growth in emerging markets.  More importantly, strategic actions initiated in 2011 and typically stronger seasonal results in the second half of the year are expected to drive margin expansion in 2012.  As a result, the Company projects its 2012 diluted earnings per share from continuing operations to be in the range of $1.35 - $1.45.  The Company will provide further market updates during tomorrow’s scheduled earnings call.

First Quarter Earnings Conference Call

The Company will hold a conference call at 10:00 AM EDT on Thursday, May 3, 2012 to discuss the first quarter 2012 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 69099207, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 PM EDT on May 3, 2012.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2012	2011

Revenue	$204.7	$201.5
Cost of sales	154.3	150.3
Gross profit	50.4	51.2

Selling, general and administrative expense	39.0	37.7
Research and development expense	3.9	4.9
Other income, net	(0.3)	(0.7)
Operating income	7.8	9.3

Net interest expense	(1.6)	(1.7)
Income from continuing operations before income taxes	6.2	7.6
Provision for income taxes	2.2	2.7
Income from continuing operations	4.0	4.9
Loss from discontinued operations, net of taxes	(0.1)	-
Net income	$3.9	$4.9

Basic earnings per share:
Income from continuing operations	$0.14	$0.17
Loss from discontinued operations	(0.01)	-
Net income	$0.13	$0.17

Diluted earnings per share:
Income from continuing operations	$0.14	$0.17
Loss from discontinued operations	(0.01)	-
Net income	$0.13	$0.17

Weighted average shares outstanding
Basic	29.1	28.7
Diluted	29.4	29.2

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2012	2011
Revenue

JBT FoodTech	$116.3	$106.9
JBT AeroTech	85.8	92.5
Other revenue (1) and intercompany eliminations	2.6	2.1
Total revenue	$204.7	$201.5

Income before income taxes

Segment operating profit
JBT FoodTech	$6.7	$5.7
JBT AeroTech	5.3	7.7
Total segment operating profit	12.0	13.4

Corporate items
Corporate expense	(4.0)	(4.0)
Other expense, net (2)	(0.2)	(0.1)
Net interest expense	(1.6)	(1.7)
Total corporate items	(5.8)	(5.8)

Income from continuing operations before income taxes	$6.2	$7.6

(1) Other revenue comprises certain gains and losses related to foreign exchange exposure.
(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.  Other expense, net includes a release of $0.3 million of restructuring reserves in 2012 related to JBT AeroTech and $1.0 million of restructuring costs in 2011 related to JBT FoodTech.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2012	2011
Inbound Orders

JBT FoodTech	$146.9	$133.8
JBT AeroTech	88.6	77.3
Other and intercompany eliminations	2.6	2.1

Total inbound orders	$238.1	$213.2

	March 31,
	2012	2011
Order Backlog

JBT FoodTech	$129.1	$130.3
JBT AeroTech	150.3	168.2

Total order backlog	$279.4	$298.5

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2012	2011
	(Unaudited)

Cash and cash equivalents	$19.1	$9.0
Trade receivables, net	155.8	189.4
Inventories	132.2	122.3
Other current assets	42.8	38.4
Total current assets	349.9	359.1

Property, plant and equipment, net	125.0	124.7
Other assets	109.1	108.4
Total assets	$584.0	$592.2

Accounts payable, trade and other	$73.2	$82.5
Advance payments and progress billings	64.1	57.4
Other current liabilities	82.4	99.8
Total current liabilities	219.7	239.7

Long-term debt, less current portion	139.3	135.7
Accrued pension and other postretirement benefits, less current portion	109.6	109.2
Other liabilities	28.6	27.8
Common stock, paid-in capital and retained earnings	158.5	156.5
Accumulated other comprehensive loss	(71.7)	(76.7)
Total stockholders' equity	86.8	79.8
Total liabilities and stockholders' equity	$584.0	$592.2

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2012	2011

Cash Flows From Operating Activities:
Income from continuing operations	$4.0	$4.9

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	5.9	5.9
Other	(0.5)	(1.2)

Changes in operating assets and liabilities:
Trade accounts receivable, net	35.5	34.4
Inventories	(8.4)	(20.1)
Accounts payable, trade and other	(9.9)	(6.7)
Advance payments and progress billings	6.0	11.7
Other - assets and liabilities	(16.5)	(7.0)

Cash provided by continuing operating activities	16.1	21.9

Cash required by discontinued operating activities	(0.2)	(0.1)

Cash Flows From Investing Activities:
Capital expenditures	(5.2)	(5.8)
Other	0.5	-

Cash required by continuing investing activities	(4.7)	(5.8)

Cash Flows From Financing Activities:
Net proceeds (payments) on credit facilities	2.6	(14.2)
Dividends paid	(2.4)	(2.4)
Other	(1.5)	(3.2)

Cash (required) provided by financing activities	(1.3)	(19.8)

Effect of foreign exchange rate changes on cash and cash equivalents	0.2	0.1

Increase (decrease) in cash and cash equivalents	10.1	(3.7)

Cash and cash equivalents, beginning of period	9.0	13.7

Cash and cash equivalents, end of period	$19.1	$10.0